Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190897

Prospectus Supplement No. 6

(to Prospectus dated April 9, 2014)

5,227,631 Shares

LIPOCINE INC.

Common Stock

This prospectus supplement supplements the prospectus, dated April 9, 2014 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333-190897). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2014 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to 5,227,631 shares of our common stock, which are held by the selling stockholders named in the Prospectus. The shares of common stock covered by the Prospectus and this prospectus supplement were previously issued by us in a private placement. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus and the prospectus supplements dated April 29, 2014, May 13, 2014, May 15, 2014, May 27, 2014 and June 11, 2014. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market under the symbol “LPCN”.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 15, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

July 15, 2014

LIPOCINE INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-36357

Delaware	99-0370688
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 994-7383

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

On July 15, 2014, Lipocine Inc. issued a press release to report the issuance of a U.S. Patent for LPCN 1021. The press release is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press Release Announcing Issuance of U.S. Patent for LPCN 1021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIPOCINE INC.

Date:	July 15, 2014	By:	/s/ Mahesh V. Patel
Mahesh V. Patel
President and Chief Executive Officer

Exhibit 99.1

For Immediate Release

Lipocine Announces Issuance of U.S. Patent for LPCN 1021

SALT LAKE CITY (July 15, 2014) – Lipocine Inc. (NASDAQ Capital Markets: LPCN), a specialty pharmaceutical company, today announced that the United States Patent and Trademark Office (USPTO) has issued U.S. Patent number 8,778,922, entitled “Steroidal Compositions.” This patent relates to pharmaceutical compositions having testosterone undecanoate. The patent is expected to provide protection through January 2029 for LPCN 1021.

“This addition to our intellectual property portfolio, which we believe will be listed in the Food and Drug Administration Orange Book, has the potential to significantly lengthen our exclusivity period for LPCN 1021,” said Dr. Mahesh Patel, President and CEO of Lipocine Inc. “We look forward to presenting top-line data from our pivotal phase 3 study, or SOAR trial, for LPCN 1021 in the third quarter of this year.”

LPCN 1021 is a twice-a-day, oral product with low gastro-intestinal drug exposure that we expect will overcome the major shortcomings of existing products with a more patient/ physician friendly label that includes three simple dosing options and faster time to maintenance dose in most patients, which we expect will improve patient compliance. Unlike a selective estrogen receptor modulator (“SERM”), LPCN 1021 is not designed to interact with estrogen receptors and is targeted to address an unmet oral option needed in the established testosterone replacement market for chronic use.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men’s and women’s health using its proprietary drug delivery technologies. Lipocine’s lead product candidate, LPCN 1021, currently in Phase 3 and is targeted to treat symptoms of low testosterone for men in need of testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth.

Forward-Looking Statements

This release contains “forward looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and includes statements that are not historical facts relating to the potential uses and benefits of Lipocine’s product candidates and product development efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks related to the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its Form 10-K and other reports on Form 8-K, all of which can be obtained on the Company’s website at www.lipocine.com or on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

john.woolford@westwicke.com